Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 10, 2014
Registration Statement Nos. 333-188672-01 and 333-188672-04

NEW ISSUE ABS: TAOT 2014-B *PRICING DETAILS*

JOINT-LEAD MANAGERS               :           RBS (struc), BARC, JPM
CO-MANAGERS                                 :           LLOYDS, SMBC, SG

CLS	NOTE AMT(mm)	OFFER AMT(mm)	WAL	M/S&P	P.WIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A2	485.000	436.500	1.00	Aaa/AAA	7-18	12/15	12/16	EDSF	+ 13.409		.40	99.99133
A3	401.000	360.900	2.06	Aaa/AAA	18-33	03/17	03/18	IS	+ 16.769		.76	99.98413
A4	149.500	134.550	3.16	Aaa/AAA	33-42	12/17	09/19	IS	+ 23	1.319	1.31	99.98335

EXPECTED SETTLE	:	06/18/2014
FIRST PMT DATE	:	07/15/2014
PRICING SPEED	:	1.30% ABS
CLEAN-UP CALL	:	5%
REGISTRATION	:	PUBLIC (SEC REGISTERED)
ERISA ELIGIBLE	:	YES
MIN DENOMS	:	$1k x $1k
BLOOMBERG TICKER	:	TAOT 2014-B
BILL & DELIVER	:	RBS

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.